Exhibit 11


                       SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share Statement
                      (Thousands of dollars, except share data)

                               Three Months Ended       Nine Months Ended
                                 September 30,            September 30,
                                1995       1994         1995         1994

   Net earnings               $   4,185  $   1,990    $  11,160    $   1,550

   Weighted average
    number of common
    shares outstanding
    during the period         5,743,401  5,111,973    5,686,915    5,109,203

   Weighted average
    number of maximum
    shares subject to
    exercise under
    outstanding stock
    options at end of
    period                      647,052    479,887      655,004      380,156
                              6,390,453  5,591,860    6,341,919    5,489,359
   Less treasury shares
    assumed purchased
    with proceeds from
    assumed exercise of
    outstanding options (a)     407,224    409,920      479,796      343,599

   Weighted average
    number of common and
    common equivalent
    shares outstanding
    after assumed
    exercise of options       5,983,229  5,181,940    5,862,123    5,145,760

   Earnings per share
    based on above
    assumptions (b)           $     .70  $     .38    $    1.90    $     .30

   Earnings per share
    as reported               $     .70  $     .39    $    1.90    $     .30


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          (a)  All  options  are  exercisable  under a  nonqualified  plan.
               The proceeds from assumed exercise of options aggregated $15,828,785 and $16,023,763 in the three and nine-month periods ended September 30, 1995 respectively; the proceeds from assumed exercises aggregated $10,871,068 and $8,400,415 in the three and nine-month periods ended September 30,
               1994,  respectively.   The proceeds  and number  of treasury
               shares assumed purchased were determined on the most likely exercise assumption.

          (b) Primary and fully diluted earnings per share are the same for each period presented.


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